Exhibit (b)(3)

June 9th 2008

LS Cable Ltd.

LS Tower, 1026-6

Hogwe-dong, Dongan-gu

Anyang, Gyonggido,

Korea

Attention: Mr. Cha-Yol Koo and Mr. No-Hyun Myung

Commitment Letter

Ladies and Gentlemen:

Hana Bank (the “Lender”) is pleased to confirm to LS Cable Ltd. (“LS Cable”) its commitment to provide a loan facility of up to KRW300,000,000,000 (the “Facility”), subject to the terms and conditions of this Commitment Letter and the Term Sheet attached hereto.

Our commitment hereunder will terminate on the earlier of (A) December 9, 2008 and (B) the date the loan documents become effective.

1.	Fees, Costs and Expenses

LS Cable shall pay, or reimburse the Lender on demand for, all reasonable documented out-of-pocket costs and expenses reasonably incurred by the Lender in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and the relevant loan documents.

2.	Confidentiality

By accepting delivery of this Commitment Letter, LS Cable agrees that this Commitment Letter is for their confidential use only and that neither its existence nor the terms hereof will be disclosed by it to any person other than LS Cable’s affiliates, other lenders, any other person that LS Cable has disclosed to the Lender in advance, and their respective officers, directors, employees, accountants, attorneys and other advisors and representatives of any of them and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided that, this Commitment Letter and the Term Sheet attached hereto may be disclosed to any applicable governmental or other regulatory authority and to any relevant party involved in the transaction contemplated in this Commitment Letter and the Term Sheet. Notwithstanding the foregoing, following LS Cable’s acceptance of the provisions hereof and their return of an executed counterpart of this Commitment Letter to the Lender as provided below, LS Cable may make such public disclosures of the terms and conditions hereof as either or both of them are required by law, regulations, or requirement of a court or stock exchange or banking guidelines, to make. Notwithstanding any other provision in this Commitment Letter, no affiliated party shall be limited from disclosing the tax treatment or tax structure of the Facility.

We agree to keep this Commitment Letter confidential (including its existence and the terms hereof) and not disclose it to any person other than our officers, directors, employees and advisors and other financial institutions whom we are in discussion for the purpose of syndication on a “need to know” basis in connection with the transactions contemplated hereby. LS Cable agrees that the Lender may, with prior consultation with LS Cable, make such public disclosures of the terms and conditions hereof as it is required by law, regulations, or requirement of a court or stock exchange or banking guidelines, to make.

3.	Conflicts

3.1	LS Cable and the Lender acknowledge that the Lender or its affiliates may provide debt financing, equity capital, advisory or other services (including investment advisory; asset management; research; and securities issuance, trading and brokerage) globally to other persons with whom LS Cable or its affiliates may have conflicting interests in respect of the Facility in this or other transactions, provided that appropriate information barriers and/or Chinese walls are in place.

3.2	LS Cable acknowledges that the Lender has no obligation to use any information obtained from another source for the purposes of the Facility or to furnish such information to LS Cable or its affiliates.

4.	Conditions

The Lender’s commitment under this Commitment Letter is subject solely to the following: (a) the execution and delivery of the definitive loan documents for the Facility consistent with terms and conditions set forth in the Term Sheet (using standard banking transaction agreements (yakkwan in Korean)); and (b) a notice of drawdown.

5.	Assignments

Neither party to this Commitment Letter may assign any of its rights or transfer any of its rights or obligations under this Commitment Letter without the prior written consent of the other party to this Commitment Letter.

6.	Payments

All payments to be made under the relevant loan documents will be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Lender notifies to LS Cable.

7.	Indemnity

Upon LS Cable’s countersignature of this Commitment Letter, LS Cable agrees to indemnify, and hold harmless, the Lender and its directors, officers, employees and agents (each an “Indemnified Person”) against any loss, liability, cost or expense reasonably incurred in connection with this Commitment

Letter, the Term Sheet, or the Facility or the use or proposed use of proceeds of the Facility (except to the extent resulting from the negligence or willful misconduct of such Indemnified Person or breach by them of any terms of the relevant finance documents).

8.	Governing Law and Miscellaneous

This Commitment Letter shall be governed by, and construed in accordance with, the laws of Korea. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by fax shall be as effective as delivery of a manually executed counterpart of this Commitment Letter.

[Signature Page Follows]

If LS Cable elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

HANA BANK

By	/s/ In-Hwan Kim
	Name:	In-Hwan Kim
	Title:	Senior Executive Vice President
Authorized Signatory

The undersigned hereby acknowledges and agrees to the above as of the date first written above.

LS CABLE LTD.

By	/s/ Kim Young Won
	Name:	Kim Young Won
	Title:	Head of Finance

CONFIDENTIAL	ATTACHMENT

Term Sheet

Up to KRW300,000,000,000 Loan Facility (the “Facility”)

Borrower:	LS Cable Ltd. (the “Company”) or, following the spin-off of the Company (the “Spin-off”), newly incorporated subsidiary of the Company which will be named LS Cable (“New LS Cable”).

Purpose	For general purpose or to fund the investment or acquisition by the Company and its affiliates/subsidiaries

Facility Amount:	Up to KRW 300,000,000,000 (Three Hundred Billion Korean Won)

Maturity Date:	The Facility will mature on the date that is six months after the initial drawdown date of the Facility.

Availability Period:	Available until the expiry of the 3 months from the signing date of the Facility Agreement, or such other date as may be agreed between the Borrower and the Lender.

Drawdown:	The Facility shall be available for drawdown in multiple drawdowns during the Availability Period, subject to at least 1 business day’s prior written notice to the Lender.

Repayment:	Bullet repayment on the Maturity Date

Interest Rate:	The sum of the Interest Margin and the yield for ninety-one (91) day Won-denominated certificates of deposit as published by the Korea Securities Dealers Association. Interest shall be payable in arrears at the end of each Interest Period and shall accrue on the basis of actual number of days elapsed during an Interest Period and a year of 365-days.

Interest Margin:	1.16 % per annum.

Interest Periods:	1 month provided that no Interest Period shall extend beyond the Maturity Date. Interest on each Facility will be paid at the end of each Interest Period and will be calculated by reference to the actual number of days elapsed divided by 365 days.

Prepayment	The Borrower may prepay all or part of the Loan upon giving the Lender a thirty (30) days’ prior written notice specifying the amount (including all accrued interest and all other sum then due and payable) and date of prepayment.

Facility Status:	The Facility will constitute direct, general, unconditional and unsubordinated obligation of the Borrower and will rank at least pari passu with all other present and future unsubordinated obligations of the Borrower.

Governing Law and Jurisdiction	The facility documents to be governed by Korean law and disputes arising from the facility documents shall be subject to the legal proceedings in the Seoul Central District Court of Korea.